Exhibit 24.1
POWER OF ATTORNEY
     KNOW ALL PERSON BY THESE PRESENTS, that each individual whose signature appears below constitute and appoints Jeff D. Morris and Shai Even, and each of them, his true and lawful attorneys-in-fact, authorized representative in the United States and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf, as a director or officer, or both, as the case may be, of Alon USA Energy, Inc., a Delaware corporation (the “Company”), a Registration Statement on Form S-8, with respect to the registration under the Securities Act of 1933, as amended, of securities issued under the Company’s 2005 Incentive Compensation Plan, and to sign any or all amendments and post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
     Dated: July 26, 2005.

/s/ Jeff D. Morris Jeff D. Morris	Ron W. Haddock

/s/ Shai Even Shai Even	/s/ Pinchas Cohen Pinchas Cohen

/s/ David Wiessman David Wiessman	/s/ Itzhak Bader Itzhak Bader

/s/ Avraham Meron Avraham Meron	/s/ Yeshayahu Pery Yeshayahu Pery

/s/ Boaz Biran Boaz Biran